Exhibit 99.1

MIC

125 West 55th Street	Telephone	+1 212 231 1000
New York, NY10019	Facsimile	+1 212 231 1828
United States	Internet	www.macquarie.com/mic

Media Release

MIC ANNOUNCES COMPLETION OF MERGER WITH ARGO

•	Transaction closed on July 21, 2022

•	Merger consideration of $4.11 per unit in cash

•	Closing results in delisting of MIC

NEW YORK, July 21, 2022 - Macquarie Infrastructure Holdings, LLC (NYSE: MIC) (the “Company”) today announced that it has completed its merger with an affiliate of Argo Infrastructure Partners, LP and that units of the Company have been delisted from the New York Stock Exchange.

Unitholders of the Company will receive merger consideration of $4.11 per unit in cash as a result of the transaction.

“We are pleased to have successfully completed the final phase of the unlocking of value for equity holders,” said Christopher Frost, chief executive officer of MIC. “The pursuit of strategic alternatives has generated proceeds of $52.50 or a 36% premium to the MIC equity price prior to our announcement of the pursuit of strategic alternatives. Together with improvements in safety and financial performance, and the reduction in the environmental impact of each of our portfolio businesses, a broad range of stakeholders has benefitted under our stewardship.”

MIC completed sales of its International-Matex Tank Terminals business in 2020 and its Atlantic Aviation business in 2021.

Lazard and Evercore acted as financial advisors and White & Case acted as legal counsel to MIC in connection with the merger of the Company with Argo.

About MIC

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors Jay A. Davis Investor Relations MIC +1 212-231-1825	Media Lee Lubarsky Corporate Communications MIC +1 212-231-2638